Exhibit 10.9.7

SEMCO Energy, Inc.
2004 Stock Award and Incentive Plan

Agreement to Amend Prior Employee
Performance Share Unit Award Agreements

WHEREAS, the Grantee and the Company entered into Performance Share Unit Agreements to memorialize the grant of Performance Share Units (“PSUs”) by the Committee on ____________, 2005 and ____________, 2006 (“2005 and 2006 Agreements”);

WHEREAS, the Committee desires to amend the 2005 and 2006 Agreements to change the treatment of PSUs upon the occurrence of a Change in Control;

WHEREAS, the Grantee agrees to such change;

NOW, THEREFORE BE IT RESOLVED, that Section 3 in each of the 2005 and 2006 Agreements is hereby deleted in its entirety and such Section 3 should be replaced with the following:

3.     Awards on Certain Events. Notwithstanding the requirement in Section 2 of this Agreement that a Grantee be actively employed on the last day of the Performance Period:

a)  Performance Share Units shall be awarded at the end of the Performance Period pursuant to Section 2 to any Grantee who terminates employment during the Performance Period:

(i)	on the Grantee’s Retirement Date;
(ii)	on the Grantee’s Disability Retirement Date;
(iii)	on the date of the Grantee’s death prior to his termination of employment from the Corporation; or
(iv)	as a result of a Change in Control.

The number of Performance Share Units awarded pursuant to this Section 3(a) shall equal the product of the Performance Share Units that would otherwise be awarded had the Grantee remained employed until the last day of the Performance Period multiplied by (1) the number of days the Grantee was employed during the Performance Period over (2) the number of days in the Performance Period.

b)  In the event that a transaction constituting a Change in Control is consummated, as of the date on which such a transaction is effective, as provided in the agreement therefore, Section 3(a)(iv) of this Agreement is superseded and the following shall occur:

The performance goals established in Section 2(b) of this Agreement shall be deemed to have been met at target, and all Performance Shares Units under this Agreement may be adjusted by the Committee in accordance with the terms of the Plan including, but not limited to, its authority to do so under Section 11(c) thereof.

RESOLVED FURTHER, that except as amended hereby, the 2005 and 2006 Agreements shall remain in full force and effect as originally entered into by the Company and the Grantee.

IN WITNESS WHEREOF, the Company has caused this Agreement to Amend Prior Employee Performance Share Unit Agreements to be executed by its duly authorized officers under its corporate seal, and the Grantee has executed this document as of __________ __, 2007.

SEMCO ENERGY, INC.

By:

ATTEST:

Corporate Secretary

Grantee: